EXHIBIT 1

April 22, 2004

FOR IMMEDIATE RELEASE

Enerplus Resources Fund

TSX – ERF.un

NYSE – ERF

ENERPLUS FILES OIL AND GAS RESERVES AND OPERATIONAL INFORMATION
AND PROVIDES UPDATE ON SAGD OIL SANDS JOSLYN PROJECT

Enerplus Resources Fund has filed its Annual Information Form (“AIF”) for the year ended December 31, 2003, on the System for Electronic Document Analysis and Retrieval (“SEDAR”) in Canada, and has filed its Form 40-F (which includes the AIF) on the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system in the United States. The AIF contains the statement and reports relating to reserve data and other oil and gas information mandated by National Instrument 51-101 and adopted by the Canadian securities regulators.  Copies of the AIF may be obtained on Enerplus’ SEDAR profile at www.sedar.com or on Enerplus’ website at www.enerplus.com, and a copy of the Fund’s Form 40-F may be found on the Fund’s EDGAR profile at www.sec.gov/edgar.shtml.

The company interest reserve volumes previously disclosed in our Annual Report and in our March 18th news release announcing our year-end results have been revised by our independent reserve engineers to reflect certain reclassifications relating to the Fund’s light, medium and heavy oil volumes. However, this reclassification has no impact on the Fund’s total proved, total probable or aggregate reserve volumes. This has resulted in a slightly positive impact on the net present value of reserves at December 31, 2003. The revised reserve summary tables can be found on pages 7 – 11 of the AIF.

Enerplus is also pleased to announce that the operator of Oil Sands Lease #24 (“Joslyn Project”), Deer Creek Energy Limited, has obtained the results of certain reserves and resource studies on the project. Enerplus acquired a 16% working interest in this project in 2002 for approximately $16.4 million and has participated in the drilling of several hundred core holes over the past 18 months to quantify the resource potential of this lease as announced by Deer Creek Energy Limited on April 1, 2004. With respect to the SAGD potential on the lease and in accordance with NI 51-101, the studies confirm the presence of significant quantities of commercially recoverable bitumen on the lease. An independent reserve evaluation effective January 1, 2004 has attributed 298 MMBOE of gross probable reserves to the SAGD portion of the lease. This results in 47.6 MMBOE of reserves attributable to Enerplus’ 16% working interest. These SAGD reserve volumes were not contained in the Fund’s 2003 year-end reserve volumes but will be included in our 2004 year-end reserve report pending a review of the 2004 results of the first phase of the SAGD pilot project.

Enerplus Resources Fund is North America’s largest conventional oil and natural gas income fund established in 1986. Trading on both the Toronto Stock Exchange and the New York Stock Exchange, Enerplus offers investors a high yield investment paying regular monthly cash distributions to all unitholders and is eligible for all RRSPs, RRIFs, IRAs and RESPs.

For further information, please contact Eric Tremblay, Senior Vice-President, Capital Markets or Investor Relations at 1-800-319-6462 or email investorrelations@enerplus.com.

This news release contains certain forward-looking statements, which are based on Enerplus’ current internal expectations, estimates, projections, assumptions and beliefs. Some of the forward-looking statements may be identified by words such as “expects”, “anticipates”, “believes”, “projects”, “plans” and similar expressions. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Such forward-looking statements necessarily involve known and unknown risks and uncertainties, which may cause Enerplus’ actual performance and financial results in future periods to differ materially from any projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, changes in general economic, market and business conditions; changes or fluctuations in production levels, commodity prices, currency exchange rates, capital expenditures, reserves or reserves estimates and debt service requirements; changes to legislation, investment eligibility or investment criteria; Enerplus’ ability to comply with current and future environmental or other laws; Enerplus’ success at acquisition, exploitation and development of reserves; actions by governmental or regulatory authorities including increasing taxes, changes in investment or other regulations; and the occurrence of unexpected events involved in the operation and development of oil and gas properties. Many of these risks and uncertainties are described in Enerplus’ Annual Information Form and Enerplus’ Management’s Discussion and Analysis. Readers are also referred to risk factors described in other documents Enerplus files with the Canadian and U.S. securities authorities. Copies of these documents are available without charge from Enerplus. Enerplus disclaims any responsibility to update these forward-looking statements.